Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Danielson Holding Corporation of our report dated June 30, 2004 relating to the financial statements of American Ref-Fuel Holdings Corp. and Subsidiaries for the period from January 1, 2003 to December 12, 2003, which appears in the Current Report on Form 8-K of Danielson Holding Corporation dated April 7, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
May 23, 2005